UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

December 30, 2008

Date of Report (Date of earliest event reported)

HESKA CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-22427	77-0192527
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

3760 Rocky Mountain Avenue

Loveland, Colorado 80538

(Address of principal executive offices, including zip code)

(970) 493-7272

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 203.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                              Entry into a Material Definitive Agreement.

On December 30, 2008, Heska Corporation (the “Company”) amended its credit and security agreement with Wells Fargo Bank, National Association (“Wells Fargo”).  The amended agreement adjusts and sets the Minimum Capital, Minimum Net Income and Minimum Capital Expenditures financial covenants, among others, increases the interest rate and Spread charged to the Company to the Prime Rate plus 2.5% retroactive to December 1, 2008, increases the Prepayment Factor to 1.0% and imposes a $50,000 waiver and amendment fee in exchange for Wells Fargo’s waiver of a financial covenant default by the Company.

Item 2.05.                              Costs Associated with Exit or Disposal Activities.

On December 30, 2008, Heska Corporation finalized a plan to reduce its staffing levels at its Loveland, Colorado facility and Des Moines, Iowa facility by a certain number of employees and by identified positions.  In the absence of any pre-existing agreements between the designated employees and the Company, severance benefits will be determined under The Heska Corporation Severance Plan (the “Plan”).  Under the Plan, employees terminated will receive an amount equal to four weeks of base salary plus for each full or partial year of service with the Company, one week of base salary with a maximum severance amount capped at 13 weeks of base salary per employee.  Terminated employees will also receive three months of the Company’s portion of premium payments for group health and dental insurance for coverage in effect immediately prior to the termination date. While the Company has not yet determined the estimated costs of this action, the Company anticipates the costs will be less than $1 million.

This action is the result of certain economic factors within the Company’s industry.  Affected employees will be notified in January 2009 and all activities associated with this action are expected to be completed within 60 days.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HESKA CORPORATION
a Delaware corporation

Dated: December 31, 2008	By:	/s/ Jason A. Napolitano
Jason A. Napolitano
Executive Vice President and Chief Financial Officer